             As filed with the Securities and Exchange Commission on May 5, 1997
                                                      Registration No. 333-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                   FORM S-8
                            REGISTRATION STATEMENT

                                     Under
                          The Securities Act of 1933

                                --------------

                              HELLO DIRECT, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

       DELAWARE                                         94-3043208
-----------------------                    -----------------------------------
(State of incorporation)                   (I.R.S. Employer Identification No.)

                               5893 Rue Ferrari
                          San Jose, California 95138

  (Address, including zip code, of Registrant's principal executive offices)

                                --------------

                                1995 STOCK PLAN
                       1995 EMPLOYEE STOCK PURCHASE PLAN

                           (Full title of the plan)

                                --------------

                              Raymond E. Nystrom
                       Vice President of Operations and
                            Chief Financial Officer
                              Hello Direct, Inc.
                               5893 Rue Ferrari
                          San Jose, California 95138
                                (408) 972-1990

(Name, address, and telephone number, including area code, of agent for service)

                                --------------

                                   Copy to:

                             BARRY E. TAYLOR, ESQ.
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                (415) 493-9300

===================================================================================================
                                 CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                          Proposed       Proposed
                                                          Maximum         Maximum
Title of Each Class                       Amount          Offering       Aggregate      Amount of
of Securities to                           to be           Price         Offering      Registration
be Registered                           Registered       Per Share         Price           Fee
---------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
To be issued under 1995 Stock
 Plan..............................   500,000 shares     $5.453(1)     $2,726,500.00       $826.22

To be issued under 1995 Employee
 Stock Purchase Plan...............    80,000 shares     $5.750(2)     $  460,000.00       $139.40

Total..............................   580,000 shares      ________     $3,186,500.00       $965.62
===================================================================================================

(1) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Such computation is based on the weighted average exercise price of $4.125 per share with respect to outstanding options to purchase 17,065 shares of Common Stock, the price of $4.375 per share with respect to outstanding options to purchase 5,000 shares of Common Stock, the price of $5.125 per share with respect to outstanding options to purchase 182,500 shares of Common Stock, and the price of $5.75 per share with respect to 295,435 authorized but unissued shares under the 1995 Stock Plan, representing the average of the high and low prices of Hello Direct, Inc. Common Stock on the Nasdaq National Market on April 30, 1997.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Such computation is based on the price of $5.75 per share with respect to 80,000 authorized but unissued shares under the 1995 Employee Stock Purchase Plan, representing the average of the high and low prices of Hello Direct, Inc. Common Stock on the Nasdaq National Market on April 30, 1997.

================================================================================

                               HELLO DIRECT, INC.
                       REGISTRATION STATEMENT ON FORM S-8


                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Hello Direct, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"):

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

     (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 7, 1995 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and declared effective on April 6, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.   Description of Securities.
          -------------------------

     Not applicable.


Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     Not applicable.


Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware General Corporation Law or (iv) for transactions from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent provided by Delaware law, including those circumstances where indemnification would otherwise be discretionary under Delaware law. The Company believes that indemnification under its Bylaws covers at least negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and officers.

     The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Company's Certificate of Incorporation, the foregoing Bylaw provisions or the Company's indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

     Not applicable.


Item 8.   Exhibits.
          --------

       Exhibit
       Number                               Description
       -------       --------------------------------------------------------

         4.1         1995 Stock Plan and related agreements.

         4.2         1995 Employee Stock Purchase Plan and related agreements.

         5.1 Opinion of counsel as to legality of securities being registered.

        23.1         Consent of counsel (contained in Exhibit 5.1).

        23.2         Consent of Independent Auditors.

        24.1         Power of Attorney (see page II-5).


Item 9.   Undertakings.
          ------------

      A.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undesigned, thereunto duly authorized, in the City of San Jose, State of California, on May 1, 1997.

                                     HELLO DIRECT, INC.



                                     By: /s/ Raymond E. Nystrom
                                         ___________________________________
                                          Raymond E. Nystrom
                                          Vice President of Operations
                                          and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Allen Batts and Raymond E. Nystrom and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                      Capacity                  Date
---------------------   -------------------------------   -----------

/s/ C. Allen Batts      President, Chief Executive         May 1, 1997
---------------------   Officer and Director (Principal
C. Allen Batts          Executive Officer)


/s/ Raymond E. Nysrom   Vice President of Operations and   May 1, 1997
---------------------   Chief Financial Officer
Raymond E. Nystrom      (Principal Financial and
                        Accounting Officer)


/s/ John W. Combs       Director                           May 1, 1997
---------------------
John W. Combs

/s/ Deepak Kamra        Director                           May 1, 1997
---------------------
Deepak Kamra

/s/ John B. Mumford     Director                           May 1, 1997
---------------------
John B. Mumford

/s/ William P. Sousa    Director                           May 1, 1997
---------------------
William P. Sousa


                               INDEX TO EXHIBITS

Exhibit No.                    Description
-----------      -----------------------------------------

 4.1             1995 Stock Plan and related agreements.

 4.2             1995 Employee Stock Purchase Plan and
                 related agreements.

 5.1             Opinion of Counsel as to legality of
                 securities being registered.

23.1             Consent of Counsel (contained in
                 Exhibit 5.1).

23.2             Consent of Independent Auditors.

24.1             Power of Attorney (see page II-5).
